UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:
(312) 565-5700

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2015, the Federal Home Loan Bank of Chicago (the “Bank”) executed a new employment agreement (the “Employment Agreement”) between the Bank and its President & CEO, Matthew R. Feldman which is effective January 1, 2015 (the “Effective Date”). The Bank's Human Resources & Compensation Committee (the “HR&C Committee”) of the board of directors (the “Board”) received a non-objection letter from the Federal Housing Finance Agency regarding the material terms of the Employment Agreement on November 21, 2014.

The Employment Agreement replaces and supersedes Mr. Feldman’s prior employment agreement dated as of January 1, 2011, the initial term of which expired on December 31, 2014. As outlined in the Employment Agreement:

1.
The Bank and Mr. Feldman have agreed to a compensation arrangement that continues to closely align the interests of Mr. Feldman with the interests of the members of the Bank and that provides appropriate incentives to Mr. Feldman for the successful performance of his duties; and

2.
The Bank recognizes the valuable services that Mr. Feldman has rendered and desires to be assured that he will continue his active participation in the business of the Bank, subject to the terms of the Employment Agreement, and desires to assure Mr. Feldman that his employment will continue subject to the terms of the Employment Agreement.

The Employment Agreement provides that, unless terminated earlier as provided for in the agreement, the Bank’s employment of Mr. Feldman will continue from the Effective Date through December 31, 2018 (“Term of the Agreement”); provided, however that the Term of the Agreement will be automatically extended by one (1) year effective January 1, 2019 and each year thereafter until such date as either the Bank or Mr. Feldman have terminated the automatic extension provision by giving written notice to the other party at least three (3) months prior to the end of the initial Term of the Agreement or any extension thereof.

The Employment Agreement provides for an initial base salary of $869,450, which base salary is effective as of the Effective Date. The HR&C Committee of the Board will review Mr. Feldman’s performance at least annually and in its discretion may recommend to the Board for approval an increase to his base salary.

Pursuant to the Employment Agreement, Mr. Feldman remains eligible to participate in the Bank’s President and Executive Team Incentive Compensation Plan (the “Incentive Plan”) and to receive any award to which he becomes entitled under the “gap year” performance period under the Bank’s Key Employee Long Term Incentive Compensation Plan. Mr. Feldman is also eligible to participate in the Pentegra Financial Institutions Retirement Fund, Pentegra Defined Contribution Plan for Financial Institutions and Benefit Equalization Plan. Under certain circumstances as further described below, Mr. Feldman is eligible to receive additional benefits under the Benefit Equalization Plan. For a description of these plans, see “Part III - Item 11 - Executive Compensation - Executive Compensation Discussion & Analysis” in the Bank’s 2013 Annual Report on Form 10-K.

The terms of the Employment Agreement specify that Mr. Feldman is responsible for the payment of all federal, state, and local income and other taxes which may be due with respect to any payments made to him pursuant to the Employment Agreement; provided, however that if Mr. Feldman incurs any additional tax liabilities, penalties, and/or interest under Section 409A of the Internal Revenue Code of 1986, as amended, then the Bank will indemnify and hold Mr. Feldman harmless for such additional tax liabilities, penalties, and/or interest.

Under the terms of the Employment Agreement, in the event that Mr. Feldman’s employment with the Bank is terminated either by him with Good Reason (as defined in the Employment Agreement), by the Bank other than for Cause (as defined in the Employment Agreement), by non-renewal by the Bank of the Employment Agreement, or as a result of the death or Disability (as defined in the Employment Agreement) of Mr. Feldman, Mr. Feldman is entitled to receive the following payments:

1.	all accrued and unpaid salary for time worked as of the date of termination;

2.	all accrued but unutilized vacation time as of the date of termination;

3.	salary continuation (at the base salary level in effect at the time of termination) for a one-year period;

4.	payment in a lump sum of an amount equal to incentive compensation that Mr. Feldman would otherwise have been entitled to for:

(i) the total incentive award (both annual and deferral component) under the Incentive Plan for the year in which termination occurs, calculated as if all performance targets for the annual and deferral award period had been met at the target award level and prorated based on the number of months Mr. Feldman was employed during the year of termination,

(ii) any incentive award not already paid for the special “gap year” performance period under the Key Employee Long Term Incentive Compensation Plan calculated as if all performance targets for the “gap year” performance period had been met at the target award level and prorated based on the number of months Mr. Feldman was employed during the “gap year” performance period, and

(iii) any previously deferred award (50% of the total incentive award) under the Incentive Plan not subject to proration or further adjustments based on performance target achievement during the deferral period;

5.
continued participation in the Bank’s employee health care benefit plans in accordance with the terms of the Bank’s then-current severance plan that would be applicable to him if his employment had been terminated pursuant to such plan, provided that the Bank will continue paying the employer’s portion of medical and/or dental insurance premiums for one (1) year, and

6.
an additional amount under the Banks Post-December 31, 2004 Benefit Equalization Plan equal to the additional annual benefit under Section 3.01 of such plan if it such benefit had been calculated as if (i) Mr. Feldman were three (3) years older than his actual age and (ii) Mr. Feldman had three (3) additional years of service at the same rate of annual compensation in effect for the 12-month period ending on the December 31 immediately preceding the termination of Mr. Feldman’s employment.

If Mr. Feldman’s employment with the Bank is terminated by the Board for Cause or by Mr. Feldman other than for Good Reason, Mr. Feldman will be entitled only to the amounts in items (1) and (2) above. The Employment Agreement provides that Mr. Feldman will not be entitled to any other compensation, bonus or severance pay from the Bank other than those specified above and any vested rights which he has under any pension, thrift, or other benefit plan, excluding the severance plan.

In addition, the Employment Agreement specifies that the HR&C Committee may in its discretion reduce or eliminate any incentive compensation amounts in item (4) above for certain circumstances related to the performance of the Bank or Mr. Feldman as more fully set forth in the Incentive Plan.

The terms of the Employment Agreement also specify that the right to receive termination payments outlined in items (3) through (6) above is contingent upon, among other things, Mr. Feldman signing a general release of all claims against the Bank in such form as the Bank requires.

The foregoing summary is qualified in its entirety by the terms and conditions set forth in the Employment Agreement, which are incorporated by reference in this Item 5.02. A copy of the Employment Agreement is attached as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Federal Home Loan Bank of Chicago and Matthew R. Feldman, effective January 1, 2015

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: January 30, 2015	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary